Exhibit 10.6

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
AS AMENDED, OCTOBER 10, 2019

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Regulus Therapeutics Inc. (“Regulus”) or any of its subsidiaries and who is designated by the Board as eligible to receive compensation for his or her services as a member of the Board (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service. This policy may be amended at any time in the sole discretion of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer and fee set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:
a.    All Eligible Directors: $40,000
b.     Chairman of the Board $70,000

2.    Annual Committee Chair Service Fee:
a.    Chairman of the Audit Committee: $20,000
b.    Chairman of the Compensation Committee: $12,000
c.    Chairman of the Nominating & Corporate Governance Committee: $8,000

3.    Annual Committee Member (non-Chair) Service Fee:
a.    Audit Committee: $10,000
b.    Compensation Committee: $6,000
c.    Nominating & Corporate Governance Committee: $4,000

Equity Compensation

The equity compensation set forth below will be granted under the Regulus 2012 Equity Incentive Plan or any successor plan thereto (the “Plan”), in the form of stock options or restricted stock units (“RSUs”) under the Plan, as determined by the Board. All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock of the Company (the “Common Stock”) on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1.    Initial Grant: On the date of the Eligible Director’s initial election to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase, and/or an RSU to be issued, a number of shares of Common Stock as determined by the Board (the “Initial Grant”). The Initial Grant will vest over a period of time as determined by the Board in its discretion, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date. An Eligible Director who, in the one year prior to his or her initial election to serve on the Board as a non-employee director, served as an employee of Regulus or one of its subsidiaries will not be eligible for an Initial Grant.

2.    Annual Grant: On the date of each Regulus annual stockholder meeting, each Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase, and/or an RSU to be issued, a number of shares of Common Stock as determined by the Board (the “Annual Grant”). The Annual Grant will vest in one annual installment or in monthly or quarterly installments over the one-year period following the date of grant as determined by the Board, so that in any case the Annual Grant is fully vested on the one-year anniversary of the date of grant, provided that the Annual Grant will fully vest on the date of the annual stockholder meeting following the date of grant, if such date occurs prior to the one-year anniversary of the date of grant, subject in any case to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date.

Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Eligible Director and Regulus, and only for stock awards granted after December, 5, 2016, if an Eligible Director’s Continuous Service terminates (other than for Cause and other than upon the Eligible Director’s death or Disability), the Eligible Director may exercise his or her Option or SAR (to the extent that the Eligible Director was entitled to exercise such Award as of the date of termination of Continuous Service) within the period of time ending on the earlier of (i) the date twelve months following the termination of the Eligible Director’s Continuous Service (or such longer or shorter period specified in the applicable Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Eligible Director does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR will terminate. Capitalized terms not defined herein shall be defined according to the definitions in the Plan.

Acceleration Upon Change in Control

All stock options, RSUs or other awards granted under this Director Compensation Policy shall accelerate vesting and exercisability, as applicable, in full upon the Closing of a Change in Control (as defined in the Plan).